As filed with the Securities and Exchange Commission on January 21, 2022.

Registration No. 333-170838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY LNG PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0454169
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

(441) 298-2530

(Address and telephone number of Registrant’s principal executive offices)

Watson Farley & Williams LLP

Attention: Steven Hollander

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address, and telephone number of agent for service)

Copies to:

David S. Matheson

Joseph F. Bailey

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2008

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the following Registration Statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) is being filed by Teekay LNG Partners L.P. (the “Registrant” or the “Partnership”) to (i) terminate all offerings under the Registration Statement and (ii) withdraw and deregister any and all of the Partnership’s common units (the “Common Units”) registered for issuance on the Registration Statement but remaining unsold thereunder as of the date hereof:

1.	Registration Statement on Form F-3 (No. 333-170838) filed with the SEC on November 24, 2010, registering 1,052,749 Common Units held by the selling unitholder named therein.

On January 13, 2022, pursuant to the Agreement and Plan of Merger, dated as of October 4, 2021, by and among the Partnership, Stonepeak Limestone Holdings LP (f/k/a Stonepeak Infrastructure Fund IV Cayman (AIV III) LP), a Cayman Islands exempted limited partnership (“Parent”), Limestone Merger Sub, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership, Merger Sub merged with and into the Partnership, with the Partnership surviving the merger as a direct, wholly-owned subsidiary of Parent. In addition, on January 13, 2022, the New York Stock Exchange filed Form 25 with the Commission to delist and deregister the Common Units under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Hamilton, Bermuda, on January 21, 2022.

TEEKAY LNG PARTNERS L.P.
By:	Teekay GP L.L.C., its General Partner

By:	/s/ N. Angelique Burgess
N. Angelique Burgess
Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.